EXHIBIT 1 TO AMENDMENT NO. 6


                          AGREEMENT AND PLAN OF MERGER
              ----------------------------------------------------

         AGREEMENT AND PLAN OF MERGER, dated as of the 13th day of February, 1997 ("AGREEMENT"), by and among Reflectone, Inc., a Florida corporation (the "COMPANY"), British Aerospace Holdings, Inc., a Delaware corporation ("PARENT") and Bar Mergerco, Inc., a Florida corporation ("MERGERCO"), 100% of whose capital stock is owned by Parent.

         WHEREAS, the respective Boards of Directors of the Company and Mergerco deem it advisable and in the best interests of each corporation that Mergerco be merged with and into the Company (the "MERGER"); and

         WHEREAS, the respective Boards of Directors of the Company and Mergerco
(i) have approved the Merger pursuant to and subject to the terms and conditions of this Agreement and (ii) have recommended approval of the Merger to the shareholders of each corporation; and

         NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.       THE MERGER AND RELATED MATTERS

         1.1      THE MERGER

                  (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA"), at the Effective Time (as defined in Section 1.1(b) hereof) Mergerco shall be merged with and into the Company and the separate corporate existence of Mergerco shall cease, and the Company shall continue as the surviving corporation of the Merger to be governed by the laws of the State of Florida (the "SURVIVING CORPORATION").

                  (b) Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by duly filing articles of merger (the "ARTICLES OF MERGER"), in the form attached hereto as EXHIBIT A and acknowledged by Mergerco and the Company, with the Secretary of State of the State of Florida, as provided by the FBCA, as soon as practicable on or after the Closing Date (as defined in Section 3.1 hereof). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Articles of Merger (the "EFFECTIVE TIME").

                  (c) At the Effective Time, the effect of the Merger shall be as provided in Section 607.1106 of the FBCA. Without limiting the generality of the foregoing, and subject

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thereto, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of the Company and Mergerco; and all property, real, personal and mixed, and all debts due on whatever account and all other causes of action and all and every other interest of, or belonging to or due to, Company or Mergerco, shall be deemed to be transferred to and vested in such Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the merged companies shall not revert or in any way be impaired by reason of the Merger. The Surviving Corporation shall thereafter be responsible and liable for all of the liabilities and obligations of the Company and Mergerco; any claim existing or action or proceeding pending by or against either of the merged companies may be prosecuted to judgment as if such Merger had not taken place, or the Surviving Corporation may be substituted in the place of the Company or Mergerco.

         1.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of Mergerco as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the FBCA.

         1.3 BY-LAWS. The By-Laws of Mergerco as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and the FBCA.

         1.4 DIRECTORS AND OFFICERS. The directors of the Company immediately prior to the Effective Time, shall be, from and after the Effective Time, the directors of the Surviving Corporation, and the executive officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

2.       CONVERSION OF SHARES

         2.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Common Stock, $.10 par value, of the Company ("COMPANY COMMON STOCK") or the holder of any shares of Common Stock, $.01 par value, of Mergerco ("MERGERCO COMMON STOCK"):

                  (a) Each share of Mergerco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, $.10 per value, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK").

                  (b) Each share of Company Common Stock and 8% Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company ("CONVERTIBLE PREFERRED STOCK") owned by Parent and all other shares of capital stock of the Company that are held in the treasury

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of the Company immediately prior to the Effective Time, if any, shall be canceled and extinguished without any conversion right thereof and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock described in Subsection (b) above) shall be converted into and represent the right to receive an amount in cash equal to $24.00, payable to the holder thereof, without any interest thereon, less any required back-up withholding taxes (the "MERGER CONSIDERATION"). At and after the Effective Time, all such shares of Company Common Stock, when converted as provided in this Section 2.1(c), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing shares of Company Common Stock immediately prior to the Effective Time, taking into account all certificates of a holder of Company Common Stock delivered by such holder at any one time (taken together, a "COMPANY CERTIFICATE" or "COMPANY CERTIFICATES") shall thereafter represent only the right to receive the Merger Consideration.

         2.2      PAYMENT PROCEDURES

                  (a) As of the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with a paying agent to be selected jointly by Mergerco and the Company (the "PAYING AGENT"), in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Section 2.2 (the "PAYMENT FUND"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.1(c) to the holders of Company Common Stock entitled thereto pursuant to Section 2.1(c). As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail to each holder of record entitled to the Merger Consideration, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Surviving Corporation, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for payment therefor. Upon the proper surrender of a Company Certificate to the Surviving Corporation, together with such letter of transmittal and any additional documentation as the Surviving Corporation may reasonably require, the holder of such Company Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash equal to the product of: (x) the number of shares of Company Common Stock represented by such Company Certificate and (y) the Merger Consideration, and the Company Certificate so surrendered shall forthwith be canceled. If payment is to be made to a person other than the person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Company Certificate or established to the satisfaction of the Surviving

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Corporation that such tax has been paid or is not applicable. For purposes of this Agreement,"PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (b) Until surrendered in accordance with the provisions of this Section 2.2, from and after the Effective Time, each Company Certificate (other than Certificates representing shares held in the treasury of the Company or held by Parent) shall represent for all purposes only the right to receive the Merger Consideration and shall cease to have any rights with respect to the shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law.

                  (c) Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time will be returned to the Surviving Corporation and any shareholder who has not exchanged his shares of Company Common Stock for the Merger Consideration prior to such time shall look thereafter only to the Surviving Corporation for payment of the Merger Consideration in respect of his shares. Any amounts remaining unclaimed by shareholders of the Company two years after the Effective Time shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled to such claims. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

                  (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

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         2.3      OPTIONS AND WARRANTS

                  (a) At the Effective Time, except as otherwise provided in this Section 2.3, each option and warrant granted by the Company to purchase shares of Company Common Stock, which is outstanding immediately prior thereto (an "OPTION" or, collectively, the "OPTIONS"), shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor, except to the extent that (i) any such Option granted by the Company to purchase shares of Company Common Stock has vested and is exercisable immediately prior to the Effective Time, whether as a result of the passing of time, the Merger or otherwise, or (ii) any such Option was granted pursuant to a Company stock option plan and such option has not yet vested. In such event, each holder of such an Option (excluding Parent) shall, individually, in settlement thereof, receive from the Surviving Corporation for each share subject to such an Option an amount (subject to any applicable back-up withholding taxes) in cash equal to the difference between: (i) the Merger Consideration and (ii) the per share exercise price of such Option, to the extent such difference is a positive number (the "OPTION CONSIDERATION").

                  (b) Upon receipt of the Option Consideration, the Option shall be canceled. The surrender of an Option to the Surviving Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Options.

                  (c) Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Options under any and all Company stock option plan(s) and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section (except for such action that may require the approval of the Company's shareholders). Except as otherwise agreed to by the parties: (i) any and all Company stock option plan(s) shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled as of the Effective Time and (ii) the Company shall take all commercially reasonable action in an effort to provide that following the Effective Time no participant in any stock option plan(s) or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation and to terminate all such plans.

3.       CLOSING

         3.1 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. , Suite 1700, 501 East Kennedy Boulevard, Tampa, Florida, at 10:00 a.m., local time, on the day which is the third business day after the day on which the last of the conditions set forth in Section 5 hereof is fulfilled or waived (subject to applicable law), or at such other time and place and on such other date as Mergerco, Parent and the Company shall mutually agree (the "CLOSING DATE").

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4.       REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Mergerco as follows:

                  (a) CORPORATE EXISTENCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect (as defined below) which respect to the Company. As used in this Agreement, a "Material Adverse Effect" shall mean, with respect to a particular party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the condition (financial or otherwise), business, results of operations, assets or prospects of such party.

                  (b) ARTICLES AND BY-LAWS. The Company has heretofore made available to Parent complete and correct copies of its Amended and Restated Articles of Incorporation and By-Laws. The Company is not in violation of any provisions of its Amended and Restated Articles of Incorporation or By-Laws.

                  (c) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 50,000 shares of Convertible Preferred Stock. At the close of business on February 12, 1997: (i) 2,864,216 shares of Company Common Stock were issued and outstanding and there were outstanding employee and director stock options to purchase an aggregate of not more than 229,821 shares of Common Stock (of which options to purchase an aggregate of at least 76,321 shares of Common Stock were exercisable), (ii) 50,000 shares of Convertible Preferred Stock were issued and outstanding, (iii) Warrants to purchase 78,261 shares of Common Stock at an exercise price equal to the lesser of $11.50 per share or the per share market price of the Company's Common Stock on the date of exercise were outstanding, and (iv) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company shareholders may vote ("COMPANY VOTING DEBT") were issued or outstanding. There are no employment, executive termination or similar agreements providing for the issuance of shares of Common Stock. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. Except as set forth in this Section, or as otherwise disclosed on Schedule 4.1(c), there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company; and (iii) no options, warrants,

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calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Between January 1, 1996 and the date hereof, the Company has not: (i) granted any options, warrants or rights to purchase shares of Company Common Stock or (ii) amended or repriced any Option or Company stock option plan. There are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to the Merger.

                  (d)      CORPORATE AUTHORIZATION AND NON-CONTRAVENTION.

                           (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined in Section 4.1(d)(iii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, subject to the Company Shareholder Approval, and assuming that this Agreement constitutes the valid and binding agreement of Parent and Mergerco, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except that the enforcement hereof may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                           (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and its Subsidiaries (as defined in Section 4.1(f)) will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets or property ("LIEN"), or any right of first refusal with respect to any asset or property (any such conflict, violation, default, Lien, right of termination or cancellation, collectively, "VIOLATION"), pursuant to any provision of the Amended and Restated Articles of Incorporation or By-Laws of the Company or, except as to which requisite waivers or consents have been obtained, and except as disclosed on Schedule 4.1(d), and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this

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         Section 4.1(d) are duly and timely obtained or made and, if required, the Company Shareholder Approval has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license (collectively, "AGREEMENTS") to which the Company is a party, or any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "LAWS") applicable to the Company or its respective properties or assets, in each case which could reasonably be expected to have a Material Adverse Effect with respect to the Company.

                           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), including such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, which if not obtained or made could reasonably be expected to have a Material Adverse Effect with respect to the Company, except for: (a) the filing with and clearance by the United States Securities and Exchange Commission ("SEC") of: (x) a Transaction Statement on Schedule 13E-3 (such Schedule 13E-3 as amended or supplemented from time to time being hereinafter referred to as the "TRANSACTION STATEMENT") and Proxy Statement on Schedule 14A in definitive form (such Proxy Statement as amended or supplemented from time to time being hereinafter referred to as the "PROXY STATEMENT") relating to a special meeting of the shareholders of the Company ("COMPANY'S SHAREHOLDERS MEETING") to approve the Merger ("COMPANY SHAREHOLDER APPROVAL"), and (y) such reports under and such other compliance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby: (b) the filing of the Articles of Merger with the Secretary of State of the State of Florida; (c) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (d) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and (e) such other necessary consents, approvals and authorizations of Governmental Entities as may be required.

                  (e)      SEC FILINGS.

                           (i) The Company has made available to Mergerco a true and complete copy of each report, schedule, effective registration statement (other than preliminary registration statements which later became effective) and definitive proxy statement filed by the Company with the SEC since January 1, 1994 and prior to the date of this Agreement (the "COMPANY SEC DOCUMENTS") which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date.

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         As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents and the audited financial statements for the fiscal year ended December 31, 1996 complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which will be material) the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated subsidiaries for the periods presented therein. For purposes of this Agreement, "BALANCE SHEET" means the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 1996 and "BALANCE SHEET DATE" means December 31, 1996.

                           (ii) None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, on the date first mailed to the holders of the Company Common Stock or at the time of the Company's Shareholders Meeting, and in the Transaction Statement, on the date it is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (f)      SUBSIDIARIES.

                           (i) Each Subsidiary (as defined below) that is a corporation is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or

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         the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity (including any partnership referred to in Section 4.1(f)(ii) below) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form
         10-K for the fiscal year ended December 31, 1995.

                           (ii) Each partnership (whether or not a limited partnership) in which the Company directly or indirectly owns a partnership interest entitling it to 50% or more of the voting interest therein, and each limited partnership for which the Company or a Subsidiary is general partner, has been duly organized and is in good standing under the laws of its jurisdiction of organization and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously delivered to Parent a list of all such partnerships.

                           (iii) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (a) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (b) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 4.1(f)(iii)(a) and 4.1(f)(iii)(b) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                  (g) BOARD OF DIRECTORS APPROVAL. The Company hereby consents to the Merger and represents that: (a) its Board of Directors (at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised entirely of non-management, non-affiliate independent directors (the "SPECIAL INDEPENDENT COMMITTEE")) has (i) unanimously determined that each of this Agreement and the Merger are fair to and in the best interests of the non-Parent affiliated

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shareholders of the Company (the "UNAFFILIATED SHAREHOLDERS"), (ii) approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, and such approval constitutes approval of this Agreement and the transactions contemplated hereby and thereby, including the Merger, and such approval is sufficient to satisfy the provisions of any applicable laws of the State of Florida, including without limitation Section 607.0901 of the FBCA, if applicable, and (iii) resolved to recommend the approval and adoption of this Agreement and approval of the Merger by the holders of the Company Common Stock, and (b) Robert W. Baird & Co. Incorporated has delivered to the Board of Directors of the Company its written opinion that the Merger, including the Merger Consideration to be received by the holders of Company Common Stock, is fair, from a financial point of view, to such Unaffiliated Shareholders, a signed, true and complete copy of which has been delivered to Mergerco and is attached hereto as Exhibit B, and such opinion has not been withdrawn or modified.

                  (h) ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                           (i) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

                           (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                           (iii) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

                           (iv) any occurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                           (v) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                           (vi) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                           (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                           (viii) except as set forth on Schedule 4.1 (h)(viii), any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

                           (ix) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                           (x) except as set forth on Schedule 4.1(h)(x), any
         (a) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (d) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice;

                           (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

                           (xii) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

                  (i) NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                           (i) liabilities disclosed or provided for in the Balance Sheet;

                           (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate would not have a Material Adverse Effect upon the Company and the Subsidiaries, taken as a whole; and

                           (iii)    liabilities under this Agreement.

                  (j) LITIGATION. Except as set forth in the Company SEC Documents, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

                  (k) TAXES. The Company and each Subsidiary have properly completed and filed on a timely basis all Tax Returns required to be filed on or prior to the day hereof, and as of the date of filing, each of the Tax Returns was substantially accurate and complete. The Company and each Subsidiary have paid or accrued in full all Taxes, if any, due to or claimed to be due by any governmental entity. The Tax Returns are not subject to penalties under Section 6662 of the Code relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. An extension of time within which to file any Tax Return that has not been filed has not been requested or granted. With respect to all amounts and respective Taxes imposed on the Company and each Subsidiary or for which the Company or each Subsidiary are or could be liable to taxing authorities or to other persons or entities with respect to all taxable periods or portion of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with and all such amounts required to be paid by the Company or any Subsidiary to tax authorities or others on or before the date hereof have been paid. Schedule 4.1(k) sets forth the taxable years of the Company or any Subsidiaries as to which the respective statute of limitations with respect to Taxes has not expired, and with respect to such taxable years, those periods for which examinations have been completed, those periods for which examinations are presently being conducted, those periods for which examinations have not been initiated and those years for which the required Tax Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examination have been fully paid or are fully reflected as a liability in the financial statements of the Company or Subsidiary or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of the Company or Subsidiary. Except as does not involve or would not result in liability to the

Company that could reasonably be expected to have a Material Adverse Effect on the Company, (i) there are no tax liens on any assets of the Company; and (ii) the Company has not been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax. The accruals and reserves for taxes (including deferred taxes) reflected in the Balance Sheet are adequate in all material respects to cover all taxes accruable through the date thereof (including interest and penalties, if any, thereon and taxes being contested) in accordance with GAAP (excluding any reserve for deferred taxes established to reflect timing differences between books and tax income). The Company has previously delivered or made available to Parent true and complete copies of its federal income tax returns for each of the fiscal years ended December 31, 1990 through December 31, 1995. The Company is not a party to or bound by any agreement providing for the allocation or sharing of taxes with any entity which is not, either directly or indirectly, a Subsidiary. The Company has not filed a consent pursuant to or agreed to the application of
Section 341(f) of the Code. The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(1)(A)(ii) of the Code. Except for the group of which the Company is presently the common parent, neither the Company nor any Subsidiary has ever been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code. Neither the Company nor any Subsidiary has agreed to make or is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Subsidiary participated in, and will not participate in, an international boycott within the meaning of Section 999 of the Code. Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or other plan that resulted or would result separately or in the aggregate in the payment of any excess parachute payment within the meaning of Section 280G of the Code. Except as set forth in Schedule 4.1(k), neither the Company nor any Subsidiary is a partner to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. For the purpose of this Agreement,
(i) the term "TAX" (and, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term "TAX RETURNS" shall mean returns, reports and information statements with respect to taxes to be filed with the Internal Revenue Service or any other taxing authority, domestic or foreign, including without limitation consolidated combined and unitary tax returns.

                  (l)      ERISA.

                           (i) Schedule 4.1(l)(i) sets forth a list identifying each "EMPLOYEE BENEFIT PLAN", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (A) is subject to any provision of ERISA and (B) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreement or other funding arrangements) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this Section, "AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. None of the Employee Plans individually or collectively constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

                           (ii) Except as otherwise identified in Schedule 4.1(l)(i) no Employee Plan constitutes a "MULTIEMPLOYER PLAN", as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), and no Employee Plan is maintained in connection with any trust described in
         Section 501(c)(9) of the Code. None of the Employee Plans are subject to Title IV of ERISA. The Company knows of no "REPORTABLE EVENT", within the meaning of Section 4043 of ERISA, and no event described in
         Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a "REPORTABLE EVENT" that will not have a Material Adverse Effect. No condition exists and no event has occurred that could constitute grounds for termination of any Retirement Plan or, with respect to any Employee Plan which is a Multiemployer Plan, presents a risk of a complete or partial withdrawal under Title IV of ERISA and neither the Company nor any of its affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. If a "COMPLETE WITHDRAWAL" or "PARTIAL WITHDRAWAL" by the Company and all of its affiliates were to occur as of the Effective Time with respect to all Employee Plans which are Multiemployer Plans, neither the Company nor any affiliate would incur any withdrawal liability under Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to
         Section 4975 of the Code that could have a Material Adverse Effect.

                           (iii) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501
         (a) of the Code. The Company has furnished or made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

                           (iv) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                           (v) Schedule 4.1(l)(v) sets forth a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (C) covers any employee or former employee of the Company or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Parent are referred to collectively herein as the "BENEFIT ARRANGEMENTS". Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

                           (vi) Neither the Company nor its affiliates maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement which provides medical, health, life or other welfare-type benefits for current or future retired or terminated employees (except for COBRA coverage or other coverage as required under applicable state law).

                           (vii) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

                           (viii) Except as set forth on Schedule 4.01(l)(viii), neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $100,000 or more with any officer, consultant, director or employee.

                  (m) FINDERS' FEES. With the exception of fees payable to Robert W. Baird & Co. Incorporated, a copy of whose engagement agreement has been provided to Parent and Mergerco, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from the Company or any Subsidiary or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                  (n) LABOR MATTERS. The Company is in compliance with all currently applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of Company, threatened against the Company before the National Labor Relations Board or otherwise. There are no strikes, slowdowns, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to the knowledge of Company, threats thereof, by or with respect to any employees of the Company.

         4.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO. Parent and Mergerco represents and warrants to the Company as follows:

                  (a) CORPORATE EXISTENCE. Each of Parent and Mergerco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect with respect to Parent or Mergerco.

                  (b) ARTICLES AND BY-LAWS. Each of Parent and Mergerco has hereto made available to the Company complete and correct copies of its Articles of Incorporation or Certificate of Incorporation, as applicable, and By-Laws. Parent is not in violation of any provision of its Certificate of Incorporation or By-Laws. Mergerco is not in violation of any provisions of its Articles of Incorporation or By-Laws.

                  (c) CORPORATE AUTHORIZATION, NON-CONTRAVENTION AND GOVERNMENTAL AUTHORIZATION.

                           (i) Each of Parent and Mergerco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Mergerco. This Agreement has been duly executed and delivered by each of Parent and Mergerco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Mergerco enforceable in accordance with its terms except that the enforcement hereof may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                           (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Mergerco will not conflict with, or result in any Violation pursuant to any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or By-Laws of Parent or Mergerco or, except as to which requisite waivers or consents have been obtained, and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.2(c) are duly and timely obtained or made, result in any Violation of any Agreements to which Parent or Mergerco is a party, or any Laws applicable to Parent or Mergerco or its respective properties or assets, in each case which could reasonably be expected to have a Material Adverse Effect with respect to Parent or Mergerco.

                           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, including such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement, is required by or with respect to Parent or Mergerco in connection with the execution and delivery of this Agreement by each of Parent or Mergerco or the consummation by Parent or Mergerco of the transactions contemplated hereby, which if not obtained or made could reasonably be expected to have a Material Adverse Effect with respect to Parent or Mergerco, except for: (a) the filing with and clearance by the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (b) the filing of the Articles of Merger with the Secretary of State of the State of Florida; (c) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (d) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (e) such other necessary consents, approvals and authorizations of Governmental Entities as may be required.

                  (d) DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Parent or Mergerco in writing expressly for inclusion or incorporation by reference in the Proxy Statement, on the date first mailed to the holders of the Company Common Stock or at the time of the Company's Shareholders Meeting, and in the Transaction Statement, on the date it is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Statements therein, in light of the circumstances under which they are made, not misleading.

                  (e) MERGERCO BOARD AND SHAREHOLDER APPROVAL. Mergerco hereby consents to the Merger and represents that (I) its Board of Directors (at a meeting duly called and held) has (A) unanimously determined that each of this Agreement and the Merger are fair to and in the best interests of the sole shareholder of Mergerco; and (B) approved this Agreement and the transactions contemplated hereby and thereby, including the Merger; an (II) its sole shareholder has by written consent, unanimously determined that each of this Agreement and the Merger are fair to and in the best interest of Mergerco and has approved the same.

                  (f) PARENT BOARD APPROVAL. Parent hereby consents to the Merger and represents that its Board of Directors by unanimous written consent has approved this Agreement and the transactions contemplated hereby and thereby, including the Merger.

                  (g) MERGER CONSIDERATION. Mergerco was formed solely for the purpose of effecting the Merger, and has undertaken no business other than in connection with the transactions contemplated by this Agreement. Prior to the Closing Date, the sole shareholder of Mergerco shall have sufficiently capitalized Mergerco such that the monies available to Mergerco are sufficient in amount to make the payment of all Merger Consideration.

                  (h) FINDERS' FEES. With the exception of fees payable to JP Morgan & Co. Incorporated, whose fees will be paid by Mergerco, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of Parent or Mergerco or any Subsidiary who might be entitled to any fee or commission from Parent or Mergerco upon consummation of the transactions contemplated by this Agreement.

5.       CONDITIONS PRECEDENT TO MERGER

         5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, MERGERCO AND THE COMPANY. The respective obligations of Mergerco and the Company to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of the Company Common Stock entitled to vote thereon and the affirmative vote of the holders of a majority of the shares of the Convertible Preferred Stock if such vote is required by applicable law;

                  (b) No claim, action, suit, proceeding, arbitration or litigation has been threatened to be filed, has been filed or is proceeding which has arisen in whole or in part out of, or pertains to the approval of the Special Independent Committee and the Board of Directors of any party to this Agreement and the transactions contemplated hereby, the negotiation, execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby;

                  (c) No statute, rule, regulation, executive order, decree, injunction or order of any kind shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger and which is in effect at the Effective Time;

                  (d) The Company shall have received SEC clearance of the Transaction Statement and Proxy Statement, all state securities laws and "Blue Sky" permits and other necessary consents, approvals and authorizations of Governmental Entities;

                  (e) Neither the recommendation of the Special Independent Committee and the Board of Directors that the Company's shareholders approve the Merger nor the opinion from Robert W. Baird & Co. Incorporated to the effect that the Merger Consideration is fair to the Company's shareholders from a financial point of view, shall have been withdrawn or modified;

                  (f) The holders of all Options (other than Holdings), the per share exercise price of which is greater than the Merger Consideration, shall have entered into written agreements terminating such Options as set forth in
Section 2.3 hereof;

                  (g) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

                  (h) A majority of the shares of Common Stock voting on the Merger (other than shares held by Parent or any affiliates of Parent) shall have been voted to approve and adopt this Agreement and the Merger; and

                  (i) The Board of Directors of the Company as of the date of this Agreement shall have received an agreement from British Aerospace plc, in a form reasonably satisfactory to the Special Independent Committee, agreeing to cause the Surviving Corporation to comply with the provisions of Section 8.2 hereof.

         5.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGERCO. The obligations of Parent and Mergerco to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                  (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Mergerco shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

                  (b) From and after the date hereof, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, there shall not be any adverse change to the Company's business, operations or financial condition which has resulted in a Material Adverse Effect with respect to the Company;

                  (c) There shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit Parent's or Mergerco's ownership or operation (or that of Parent's respective Subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries or affiliates, taken as a whole, or to compel Parent or Mergerco or any of their Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or any of their respective affiliates, (iii) (except for the Special Security Agreement among the Company, Parent, British Aerospace plc and the United States Department of Defense as it exists on the date hereof,) seeking to impose or confirm material limitations on the ability of Parent or Mergerco or any of their Subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Mergerco or any of its Subsidiaries or affiliates on all matters properly presented to the Company's shareholders, or (iv) seeking to require divestiture by Parent or Mergerco or any of their Subsidiaries or affiliates of any shares of Common Stock, or (v) that otherwise is likely to materially adversely affect the Company and its Subsidiaries, taken as a whole, or Mergerco, Parent or their respective Subsidiaries or affiliates; and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the sole judgment of the Mergerco, is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (v);

                  (d) Parent and Mergerco shall have received a copy of the Report of Independent Accountants, without qualification, from Coopers & Lybrand LLP, the Company's independent accountants, with respect to the audited consolidated financial statements of the Company for the fiscal year ended December 31, 1996; and

                  (e) Parent and Mergerco shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Parent and Mergerco.

         5.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                  (a) Parent and Mergerco shall have performed in all material respects all of their respective obligations hereunder required to be performed by either of them at or prior to the Closing Date, the representations and warranties of Parent and Mergerco contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time and the Company shall have received a certificate signed by the chief executive officer of each of Mergerco and Parent to the foregoing effect;

                  (b) There shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement; and

                  (c) The Company shall have received all documents it may reasonably request relating to the existence of Parent and Mergerco and the authority of Parent and Mergerco for this Agreement, all in form and substance satisfactory to the Company.

6.       COVENANTS RELATING TO THE CONDUCT OF THE BUSINESS

         6.1 COVENANTS OF THE COMPANY. Except as otherwise specifically provided in this Agreement, from the date hereof to the Effective Time, neither the Special Independent Committee nor the Board of Directors of the Company shall approve or authorize any action that would allow the Company and its Subsidiaries to carry on their respective businesses other than in the ordinary and usual course of business and consistent with past practice or any action that would prevent the Company and its Subsidiaries from using their best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all federal, state, local and foreign licenses, approvals and authorizations that are required for the Company or any of its Subsidiaries to carry on their business, (iii) keep available the services of its key officers and employees and (iv) maintain satisfactory relationships with its lenders, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, without the prior written consent of Mergerco, prior to the Effective Time, neither the Special Independent Committee nor the Board of Directors of the Company shall, or shall authorize or direct the Company or any Subsidiary, directly or indirectly, to:

                  (a) adopt or propose any change in its Articles of Incorporation or By-laws;

                  (b) except in the ordinary course of business consistent with past practices and except pursuant to existing agreements or arrangements or as set forth on Schedule 6.1(b), (i) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material Subsidiary or a material amount of assets or securities; (ii) make any investment in an amount in excess of $25,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $25,000 in the aggregate, other than in the ordinary course of business and consistent with past practices, any property or assets of any other individual or entity; (iii) except in the ordinary course of business and consistent with past practices, waive, release, grant, or transfer any rights of material value; (iv) except in the ordinary course of business and consistent with past practices, modify or change in any material respect any existing material license, lease, contract, or other document; (v) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt in excess of $25,000 in the aggregate; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person which, are in excess of $25,000 in the aggregate; (vii) make any loans, advances or capital contributions to, or investments in, any other Person which are in excess of $25,000 in the aggregate or (viii) take any action in violation of the Agreement for Credit Availability dated as of November 20, 1996 by and between the Company and British Aerospace plc;

                  (c) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

                  (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire or offer to acquire any of its securities or any securities of its Subsidiaries;

                  (e) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

                  (f) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

                  (g) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

                  (h) make any tax election or settle or compromise any material income tax liability;

                  (i) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

                  (j)      agree or commit to do any of the foregoing.

         6.2 COVENANT OF PARENT AND MERGERCO-VOTING OF SHARES. Each of Parent and Mergerco agrees to vote all shares of Company Common Stock and Convertible Preferred Stock beneficially owned by it in favor of adoption of this Agreement and the Merger at the Company's Shareholders Meeting.

         6.3 COVENANTS OF MERGERCO AND THE COMPANY. The parties hereto agree that:

                  (a) BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use their best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                  (b) PUBLIC ANNOUNCEMENTS. Mergerco and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except with respect to any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                  (c)      FURTHER ASSURANCES. At and after the Effective
Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Mergerco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Mergerco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

7.       ADDITIONAL AGREEMENTS

         7.1 PREPARATION OF PROXY STATEMENT AND TRANSACTION STATEMENT. As soon as practicable after the date of announcement of the execution of the Merger Agreement, the Company and Parent shall prepare and file the Transaction Statement with respect to the Merger. Parent and the Company each agrees to correct any information provided by it for use in the Transaction Statement if and to the extent that it shall have become false or misleading in any material respect. The responsible party agrees to take all steps necessary (and bear all costs associated therewith to cause the Transaction Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of the Parent and the Company and their respective counsel shall be given an opportunity to review and comment on the Transaction Statement prior to its being filed with the SEC. As soon as practicable after the date hereof, the Company, with the cooperation of Mergerco, shall prepare and file with the SEC the Proxy Statement. The Company shall use commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date. The Company will, as soon as practicable, use commercially reasonable efforts to duly call, give notice of, convene and hold the Company's Shareholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby and will otherwise comply with all legal requirements applicable to such meeting. The Company will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         7.2 FURTHER ASSISTANCE. After the Effective Time, from time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds or other instruments, and there shall be taken or caused to be taken by all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, or record or otherwise, in the Surviving Corporation the title to and possession of all property interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and Mergerco, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Mergerco or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         7.3 AGREEMENTS. The Company will take such commercially reasonable steps as are appropriate, including the giving of required notices, to preserve its rights under the Agreements and to ensure that such rights will be transferred to the Surviving Corporation.

         7.4 FEES AND EXPENSES. All fees and expenses (including attorneys' and consultants' fees and expenses) incurred by the parties hereto in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, in the event that the transactions contemplated hereby are consummated, all of such fees and expenses will be paid by the Surviving Corporation from the funds provided by the sole shareholder of Mergerco for such purpose.

         7.5 CONFIDENTIALITY. From the date hereof and until the Effective Time, and for a period of two years after the effective date of any termination of this Agreement, the Company, Parent and Mergerco: (i) shall use commercially reasonable efforts (x) to maintain the confidentiality and (y) not disclose any material information to any Person or entity other than its employees, agents, attorneys and financial advisors who are participating in the transactions contemplated by this Agreement, and (ii) shall not use, other than in connection with this Agreement, any proprietary and confidential information of the Parent or Mergerco, in the case of the Company, and the Company, in the case of Parent and Mergerco. Notwithstanding the foregoing, the Company, Parent and Mergerco may make such disclosures if and to the extent required by applicable law, legal process or other regulatory requirements.

         7.6 ACCESS TO INFORMATION. From the date hereof and until the Effective Time, the Company will give Parent and Mergerco, their counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Parent and Mergerco, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent and Mergerco in their investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent and Mergerco hereunder.

          7.7     OTHER OFFERS.

                  From the date hereof until the termination pursuant to Section
9.1 hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or (ii) subject to the fiduciary duties of the Special Independent Committee and the Board of Directors under applicable law as advised by counsel to the Special Independent Committee, engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party (as defined below) that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Mergerco after receipt of any Acquisition Proposal or any indication that any Third Party is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep Mergerco fully informed of the status and details of any such Acquisition Proposal, indication or request. If otherwise permitted under this Section 7.7, prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Person, the Company will obtain an executed confidentiality agreement from such Person on terms which are normally contained in such agreement used for such purpose. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. As used in this Agreement, the term "THIRD PARTY" means any person, corporation, entity or "GROUP," as defined in
Section 13(d) of the Exchange Act, other than Parent or Mergerco or any of their affiliates.

         7.8 NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Mergerco of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1(j) or which relate to the consummation of the transactions contemplated by this Agreement.

8.       INDEMNIFICATION

         8.1 INDEMNIFICATION. It is understood and agreed that, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law (subject to the penultimate sentence of this Section 8.1), indemnify and hold harmless, Mergerco and Parent, any affiliate of any such person and any of their respective partners, members, directors and officers and each other person, if any, controlling such persons, to the extent Mergerco and Parent would be required to provide indemnification thereto, fiduciaries and agents of such persons (all such persons are referred to collectively as "MERGERCO INDEMNIFIED PARTIES") and the directors and officers of the Company as in existence on the date of this Agreement ("COMPANY INDEMNIFIED PARTIES" and collectively with Mergerco Indemnified Parties, "INDEMNIFIED PARTIES") from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any of the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation shall not be obligated pursuant to this Section to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that counsel for the Indemnified Parties shall have advised that two or more of such Indemnified Parties may have conflicting interests in the outcome of such action. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time and whether or not such Indemnified Party is a party thereto), (x) the Surviving Corporation shall advance expenses to each such Indemnified Party, including the payment of the reasonable fees and expenses of counsel selected by such Indemnified Party (as and to the extent permitted by the preceding sentence), which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received; provided, however, that the obligation to advance expenses pursuant to this Section shall arise only to the extent that the Indemnified Party requesting such advancement shall execute an undertaking (in form and substance reasonably satisfactory to the Surviving Corporation, as the case may be) to repay all amounts so advanced in the event and to the extent that it shall ultimately be determined that such Indemnified Party was not entitled to be so indemnified, and (y) the Indemnified Party will fully cooperate in the defense of any such matter and will promptly furnish the Surviving Corporation with any information and documents within such person's possession or control necessary to defend such matter. The Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Notwithstanding anything to the contrary contained in the foregoing, (i) no Company Indemnified Party shall be entitled to be indemnified under this Section 8.1 for any costs or expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement arising primarily from its or any other Company Indemnified Party's gross negligence, bad faith or willful misconduct and (ii) no Mergerco Indemnified Party shall be entitled to be indemnified under this Section 8.1 for any costs or expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement arising primarily from its or any other Mergerco Indemnified Party's gross negligence, bad faith or willful misconduct. This
Section 8.1 shall survive any termination of this Agreement, however caused.

         8.2 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six years after the Effective Time, the Surviving Corporation, at its sole discretion, shall either: (i) maintain the Surviving Corporation's existing directors' and officers' liability insurance (or substitute equivalent liability insurance) for those persons who are directors and officers of the Company immediately prior to the Effective Time (the "EXISTING DIRECTORS") or (ii) cause British Aerospace plc to indemnify the Existing Directors in the same manner that British Aerospace plc currently provides indemnification for its employees, officers and directors. Any Existing Director who is indemnified pursuant to the foregoing provisions shall fully cooperate in the defense of any such matter and shall promptly furnish the Surviving Corporation and British Aerospace plc with any information and documents within such person's possession or control necessary to defend such matter. Notwithstanding anything to the contrary contained in the foregoing, no Existing Director shall be entitled to be indemnified under this
Section 8.2 for any costs or expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement arising primarily from its or any other Existing Director's gross negligence, bad faith or willful misconduct.

9.       TERMINATION AND AMENDMENT

         9.1      ABANDONMENT AND TERMINATION

                  (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Mergerco:

                           (i) by the Company, Parent or Mergerco if the Merger Agreement and the Merger fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's Shareholders Meeting;

                           (ii) by mutual written consent of the Company, on the one hand, and Parent and Mergerco, on the other hand, if authorized or taken by mutual action of their respective Boards of Directors and the Special Independent Committee, in the case of the Company;

                           (iii) by either the Company, on the one hand, and Parent or Mergerco, on the other hand: (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or (B) if a claim, action, suit, proceeding, arbitration or litigation has been threatened to be filed, has been filed or is proceeding which has arisen in whole or in part out of, or pertaining to the approval of the Board of Directors (including the Special Independent Committee) of any party to this Agreement and the transactions contemplated hereby, the negotiation, execution or delivery of this Agreement, the performance of obligations hereunder or the consummation of the transactions contemplated hereby;

                           (iv) by either the Company or Mergerco, so long as such party has not breached its obligations hereunder, if the Merger shall not have been consummated on or before July 31, 1997; PROVIDED, that the right to terminate this Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

                           (v) By the Special Independent Committee acting on behalf of the Company if prior to the Effective Time (A) the Board of Directors of the Company or the Special Independent Committee shall have withdrawn its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger based upon the receipt by the Board of Directors or the Special Independent Committee of an Acquisition Proposal from a Third Party which the Board of Directors of the Company or the Special Committee believes is more favorable to the Unaffiliated Shareholders, or (B) Robert W. Baird & Co. Incorporated shall have withdrawn or modified or amended, in a manner adverse to the Company or the Unaffiliated Shareholders, its opinion at any time prior to the Effective Time;

                           (vi) By Mergerco if (A) the Board of Directors of the Company or the Special Independent Committee shall have withdrawn or modified or amended, in a manner adverse to Mergerco, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of the Company adopt and approve this Agreement and the Merger, or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for shares of Common Stock) or (B) J.P. Morgan & Co. Incorporated shall have withdrawn or modified or amended, in a manner adverse to Mergerco, its opinion at any time prior to the Effective Time.

                  (b) In the event of termination of this Agreement by either the Company or Mergerco as provided in this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation or the part of Mergerco or the Company or their respective affiliates, officers, directors or shareholders except (i) the provisions of Sections 7.5 and 8.1 shall continue in full force and effect, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement.

         9.2 WAIVER; AMENDMENT. At any time prior to the Effective Time, any provision of this Agreement may be: (i) waived by the party benefitted by the provision or by both parties by a writing executed by an executive officer of such party, or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors and the Special Independent Committee, in the case of the Company.

10.      MISCELLANEOUS

         10.1 SURVIVAL. Only those agreements and covenants of the parties that are applicable in whole or in part after the Effective Time shall survive the Effective Time. All representations and warranties and other agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

         10.2 ENTIRE AGREEMENT; ETC. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore or contemporaneously made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties thereto and their respective successors and assigns.

         10.3 ASSIGNMENT. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto (whether by operation or law or otherwise) without the prior written consent of the other party.

         10.4 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         10.5 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.

         10.6 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts laws thereof. In the event that it becomes necessary for any party to this Agreement to enforce this Agreement through legal proceedings, each party hereby agrees that the Circuit Court for the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, Tampa Division, and the United States District Court for the Middle District of Florida, Tampa Division, shall have exclusive jurisdiction to hear and determine any such matters and, in connection therewith, each party hereby expressly submits and consents in advance to such jurisdiction and venue in any action or proceeding whether commenced by or brought against them in either of the Courts. Each party further agrees that any service of process in connection with any dispute arising out of this Agreement or the Merger may be given to any other party hereto at the respective addresses and pursuant to the notice provisions set forth in Section 10.8 below. In any such court proceeding, the prevailing party shall be entitled to reimbursement of all costs and expenses, which may be reasonably incurred or paid in connection therewith, including, without limitation, attorney's fees and costs at the trial and appellate court levels.

         10.7 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         10.8 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five (5) business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                  (a)      if to Mergerco or Parent, to:

                           British Aerospace Holdings, Inc.
                           15000 Conference Center Drive
                           Suite 200
                           Chantilly, VA 20151-3819
                           Attn: Charles E. Gaba, Esq.



                           with copies to:

                           Davis Polk & Wardwell
                           450 Lexington Ave.
                           New York, NY 10017
                           Attn: Peter R. Douglas, Esq.

                           and to:

                           Steel Hector & Davis LLP
                           200 South Biscayne Blvd.
                           40th Floor
                           Miami, FL 33131
                           Attn: Harvey Goldman, Esq.


                  (b)      if to the Company, to:

                           Reflectone, Inc.
                           P.O.  Box 15000
                           Tampa, Florida 33684
                           Attn: Richard Snyder
                           with copies to:

                           Fowler, White, Gillen, Boggs, Villareal
                           and Banker, P.A.
                           501 East Kennedy Blvd.
                           Tampa, FL 33601
                           Attn: R. Alan Higbee, Esq.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

                                      REFLECTONE, INC.


                                      By: /s/ Richard G. Snyder
                                         --------------------------------------
                                         Name: Richard G. Snyder
                                         Title: President

                                      BRITISH AEROSPACE HOLDINGS, INC.


                                      By: /s/ Charles E. Gaba
                                         --------------------------------------
                                         Name: Charles E. Gaba
                                         Title: Vice President


                                      BAR MERGERCO., INC.


                                      By: /s/ Charles E. Gaba
                                         --------------------------------------
                                         Name: Charles E. Gaba
                                         Title: Vice President



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